UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 24, 2007

BANK OF THE CAROLINAS CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	000-52195	20-4989192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

135 Boxwood Village Drive
Mocksville, North Carolina	27028
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (336) 751-5755

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers

Approval of 2007 Omnibus Equity Plan. At our annual meeting of shareholders held on May 24, 2007, our shareholders approved our 2007 Omnibus Equity Plan which authorizes:

(1)	grants to our and our subsidiaries’ employees of:

•	incentive stock options that qualify for favored tax treatment under Section 422 of the Internal Revenue Code;

•	non-qualified stock options;

•	restricted stock awards; and

•	performance share awards; and

(2)	grants to our and our subsidiaries’ non-employee directors of:

•	non-qualified stock options; and

•	restricted stock awards.

The Plan authorizes the issuance of an aggregate of 300,000 shares of our common stock in connection with the various types of stock options and awards. That number amounts to approximately 7.8% of our total outstanding shares, and it includes 299,045 new shares being authorized for issuance, plus 955 shares that remained available for stock option grants under our existing Employee Stock Option Plan when the new plan was approved by our Board of Directors. No additional stock options will be granted under that existing plan or under our existing Director Stock Option Plan.

The Plan was approved by our Board of Directors, upon the recommendation of its Corporate Governance Committee (which functions as the Board’s independent compensation committee), on March 28, 2007. A description of the terms of the Plan and each of the types of stock options and awards that may be granted under it is contained in our definitive proxy statement dated April 20, 2007, that we filed with the Securities and Exchange Commission and distributed to our shareholders in connection with the annual meeting.

Adoption of Revised Management Incentive Compensation Plan and 2007 Annual Plan Rules. On May 24, 2007, the Board of Directors of our subsidiary, Bank of the Carolinas (“BOC”), upon the recommendation of the joint Corporate Governance Committee of our and BOC’s Boards (which functions as the Boards’ independent compensation committee), approved revisions to BOC’s Management Incentive Compensation Plan (the “Plan”) and adopted Annual Plan Rules for 2007.

Under the revised Plan, the Board will establish Annual Plan Rules each year for the operation of the Plan that year and the determination of incentive awards to be paid to each participant for that year. Those rules will include, at a minimum:

•	the maximum award that may be paid to each participant;

•

individual performance goals for each participant, which ordinarily will be expressed as quantitative and/or qualitative measures of individual, branch and/or company-wide performance related to the participants’ duties and responsibilities; and

•	formulae or other methods for the calculation of the amounts of incentive awards that are paid to each participant.

The maximum awards that may be paid, and individual goals, may vary from participant to participant. The rules approved by the Board for a year may contain any other conditions on the payment of awards to any or all participants, or other provision relating to the operation of the Plan for that year, that the Board determines, in its discretion, to be appropriate. The Annual Plan Rules adopted by the Board for 2007 include:

•	a list of participants in the Plan for 2007;

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•	each participant’s maximum award under the Plan for 2007;

•

performance goals for 2007, including each participant’s individual performance goals and a company-wide performance goal for all participants based on our 2007 consolidated earnings, before taxes and before any deduction for the payment of incentive awards under the Plan; and.

•	a formula for the calculation of the amount to be paid to each participant for 2007.

The threshold amount of pre-tax, pre-incentive profits required before any awards may be paid under the Plan for 2007 is $3,800,000, and, subject to the extent to which individual goals are met, the maximum incentive awards will be payable for pretax, pre-incentive profits of $6,200,000.

A copy of the revised Plan, and a copy of the portions of the 2007 Annual Plan Rules that are applicable to our named executive officers who are participants in the Plan, are attached as Exhibits 10.2 and 10.3 to this Report.

Item 8.01.	Other Events

The annual meeting of our shareholders was held on May 24, 2007. At the meeting, our shareholders:

•	elected a full Board of Directors consisting of 14 directors for terms of one year each; and

•	voted on a proposal to approve our 2007 Omnibus Equity Plan described in this Report in Item 5.02 above.

The following table describes the results of the voting on directors and the other proposal voted on at the meeting.

Name of Nominee or Description of Other Matter Voted On	Shares Voted “For”	Shares “Withheld” or Voted “Against”	Shares Abstained	Broker “Nonvotes”
Election of Directors
Jerry W. Anderson	2,980,801	156,782	-0-	-0-
Alan M. Bailey	2,980,801	156,782	-0-	-0-
William A. Burnette	2,979,674	157,909	-0-	-0-
John A. Drye	2,980,801	156,782	-0-	-0-
Thomas G. Fleming	2,981,315	156,268	-0-	-0-
John W. Googe	2,981,807	155,776	-0-	-0-
Henry H. Land	2,983,681	153,902	-0-	-0-
Michael D. Larrowe	2,982,481	155,102	-0-	-0-
Steven G. Laymon	2,990,472	147,111	-0-	-0-
Robert E. Marziano	2,988,485	149,098	-0-	-0-
Grady L. McClamrock, Jr.	2,976,025	161,558	-0-	-0-
Lynne Scott Safrit	2,972,277	165,306	-0-	-0-
Francis W. Slate	2,980,247	157,336	-0-	-0-
Stephen R. Talbert	2,974,749	162,834	-0-	-0-

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Name of Nominee or Description of Other Matter Voted On	Shares Voted “For”	Shares “Withheld” or Voted “Against”	Shares Abstained	Broker “Nonvotes”
Proposal to Approve 2007 Omnibus Equity Plan	1,763,022	523,552	37,557	813,452

Item 9.01.	Financial Statements and Exhibits

Exhibits. The following exhibits are being filed or furnished with this Report:

Exhibit No.	Exhibit Description
10.1	2007 Omnibus Equity Plan

10.2	Management Incentive Compensation Plan

10.3	2007 Annual Plan Rules

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

BANK OF THE CAROLINAS CORPORATION
(Registrant)

Date: May 30, 2007	By:	/S/ Eric E. Rhodes
Eric E. Rhodes
Chief Financial Officer

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